Exhibit 99.1

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
CSC - Q4 2016 Computer Sciences Corp Earnings Call

EVENT DATE/TIME: MAY 24, 2016 / 09:30PM GMT

OVERVIEW:
Co. reported FY16 revenues of $7.1b and non-GAAP EPS from continuing operations of $2.52. 4Q16 revenues were $1.8b and non-GAAP diluted EPS from continuing operations was $0.73. Expects FY17 total revenues to be up in low-double-digits on a constant-currency basis and non-GAAP EPS from continuing operations attributable to parent to be $2.75-3.00.

MAY 24, 2016 / 09:30PM GMT, CSC - Q4 2016 Computer Sciences Corp Earnings Call

CORPORATE PARTICIPANTS
Neil DeSilva Computer Sciences Corporation - IR
Mike Lawrie Computer Sciences Corporation - Chairman & CEO
Paul Saleh Computer Sciences Corporation - CFO

CONFERENCE CALL PARTICIPANTS
Jason Kupferberg Jefferies LLC - Analyst
Edward Caso Wells Fargo Securities, LLC - Analyst
David Grossman Stifel Nicolaus - Analyst
Keith Bachman Bank of Montreal - Analyst
Bryan Keane Deutsche Bank - Analyst
Darrin Peller Barclays Capital - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the CSC fourth-quarter 2016 earnings conference call. Today's conference is being recorded and at this time I'd like to turn the floor over to Mr. Neil DeSilva. Please go ahead, sir.

Neil DeSilva - Computer Sciences Corporation - IR

Thank you very much and good afternoon, everyone. I'm pleased you've joined us for CSC's fourth-quarter 2016 earnings call and webcast. Our speakers on today's call will be Mike Lawrie, our Chairman and Chief Executive Officer, and Paul Saleh, our Chief Financial Officer. As usual, this call is being webcast at CSC.com/investorrelations and we've posted some slides to our website which will accompany our discussion today. Please note that we will be filing our 10-K for FY16 early next week.

On the slides, on slide 2, you'll see that certain comments we make on the call will be forward-looking. These statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those expressed on the call. A discussion of risks and uncertainties is included in our Form 10-K, Form 10-Q and other SEC filings.

Slide 3 informs our participants that CSC's presentation includes certain non-GAAP financial measures and certain further adjustments to these measures which we believe provide useful information to our investors. In accordance with SEC rules, we've provided a reconciliation of these measures to their respective and most directly comparable GAAP measures. These reconciliations can be found in the tables included in today's earnings release as well as in our supplemental slides. Both documents are available on the Investor Relations section of our website.

CSC will file with the SEC a proxy statement on Schedule 14-A and a registration statement on form S-4 containing a prospectus. Investors and security holders are advised to read the registration statement and prospectuses and the proxy statement when they become available because they will contain important information about the parties and the proposed transaction. Many factors could cause actual results to differ materially from such forward-looking statements with respect to the announced transaction, including risks relating to the completion of the transaction on anticipated timing, including obtaining shareholder and regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, inability to achieve expected synergies, loss of revenues, delay or business disruption caused by difficulties in integrating the business of CSC and Enterprise Services.

Finally, I would like to remind our listeners that CSC assumes no obligation to update the information presented on the call except as required by law. Now I would like to introduce CSC's Chairman and CEO, Mike Lawrie. Mike?

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

Okay, Neil, thank you. We've got quite a few things going on today. What I'd like to do is start out with a quick overview of the transaction and then I'll transition into a discussion of our fourth-quarter and full-year earnings and then turn it over to Paul for a little more detail on the earnings announcement and then as usual, we'll take some questions that you might have.

I think you saw earlier this afternoon we did share the news about our intent to merge CSC with the Enterprise Services segment of Hewlett Packard Enterprise. What we're specifically announcing is that both Boards have unanimously approved a plan to merge CSC with HPE's Enterprise Services segment, which is being spun off. The merger of these two complementary businesses will create the world's largest pure-play IT services company, with $26 billion of revenue, world-class capabilities and global reach.

The second point is, why are we doing this now? The combination of CSC with HPE's Enterprise Services is a significant and logical next step forward for both companies in their transformation journeys. It will create, as I said, a world-class agile and versatile global technology services firm, one that is really best equipped to lead the digital transformations for our clients and enable them to respond to an environment of rapidly changing business needs and customer expectations.

Just a few details and again, I'll go through a little more detail on each of these points just to flesh this out, but CSC and HPE shareholders will each own approximately 50% of the shares in the newly combined Company. The merger is intended to qualify as a tax-free transaction to CSC and HPE shareholders. The newly combined Company will assume approximately $2.5 billion of expected indebtedness, pension deficits and other liabilities of HPE's and HPE will also receive a $1.5 billion cash dividend related to the spin of its Enterprise Services division. I will be assuming the role of Chairman, President and CEO of the combined entity with specific focus on delivering $1 billion of -- in year-one cost synergies and a run rate of $1.5 billion exiting year one and we think some potential for additional synergies over the two or three year period of time.

The benefit from our vantage point to our stakeholders is we really did focus on four primary constituencies, our clients, our employees, our alliance partners and shareholders and we believe that this merger will create significant value for all four of those stakeholders. Now in terms of what happens next, our merger and integration planning is already under way and is being lead by dedicated teams at both CSC and HPE and for our stakeholders, it will really be business as usual. Through the pre-closing periods we will maintain our client service and delivery excellence and additionally we will be keeping all of our stakeholders informed as we approach major milestones.

Now let me just go into a little more detail on each of those points. As I said, we'll be merging CSC with HPE Enterprise Services to form a $26 billion pure-play independent global IT services leader. CSC is an $8 billion IT services company with specific global strengths in insurance, in healthcare, and financial services. HPE's Enterprise Services is a global $18 billion IT solutions business with a leadership position in industries like transportation, pharma, technology, media, and telecom. Together, we'll be one of the world's largest pure-play IT services companies, we think uniquely positioned to lead client digital transformations by giving them access to world-class offerings in cloud, in apps modernization, business process services, security, and mobility.

The merger of the two businesses is, I said, expected to produce year-one realized, and I mean in-year synergies, of approximately $1 billion post-closing, with a run rate of $1.5 billion cost synergies by the end of year one. We also expect that there will be opportunity for additional synergies in subsequent years and as joint owners of the merged Company, CSC and HPE shareholders will share in the value of the synergies as well as future growth in earnings.

Now again, why now? Today's announcement is a natural outgrowth of CSC's and HPE's individual multi-year transformation journeys. Over the past several years, as everyone on this call knows, both CSC and HPE have been focused on revising our respective operating models, our labor mix, our skills, as well as our financial profiles, to best position our business for profitable growth. As you know, when our Management team arrived at CSC four years ago, we inherited a fragmented operating model, low profitability based on unsupportable cost structures and frankly, a strategy that was not in tune with the changing marketplace. We've delivered against many of our turnaround plans and returned CSC to health and profitability.

HPE has followed a very similar path and has also seen significant improvements in their business and some of those improvements were discussed on the HPE earnings call earlier this afternoon. Similarly, both companies recently engaged in spinoffs last November to more strongly focus on the needs of their respective clients and provide additional focus to their portfolios. So this merger, I think, is a further refinement and extension of the strategies that drove our spinoffs and builds on the significant progress that both companies have made to date.

Now I want to delve into a little deeper of what we specifically see as the advantages of this merger. First of all, increased scale. The combined Company will have $26 billion of annual revenue, 5,000-plus customers and as I said will be one of the -- among one of the largest IT services business in the world and this merger truly moves the combined businesses into the upper echelon of global IT services players. Second is what I'll call complementary industry leadership. CSC and HPE Enterprise Services both have strong vertical expertise, as I mentioned, CSC in insurance, healthcare, financial services and HPE in pharma, transportation and travel and telecom. Moreover, together we will have a $3 billion-plus next-generation business.

Third, we have identified an actionable, and I underscore the word actionable, cost synergy road map. As CSC's investors, you are aware we executed on a robust $1.9 billion cost takeout program over the last three or four years, culminating in the spinoff of our CSRA division last November and we believe we have found a very similar opportunity to complete the journey to efficiency and strength that Meg and the team at HPE Enterprise Services have started. Fourth we believe the combined Company will have the financial platform to pursue the right business investments into next-generation solutions while maintaining a strong free cash flow profile and an investment grade capital structure. Fifth, we think our combined leadership team, CSC and in HPE Enterprise Services, will be able to drive significant results based on our proven track records of transforming businesses.

With that, let me just touch quickly on what this combined business will look like together. CSC and HPE Enterprise Services will operate approximately 85 delivery centers and 95 data centers in over 70 countries, servicing 5,000 clients. 50% of our labor force will be operating in low-cost geographies in 20-plus global delivery centers and importantly, this combination will be highly additive as there is little existing client overlap. Out of CSCs and HPE's Enterprise Services top 200 accounts, there's less than a 15% overlap in the revenue streams.

As I mentioned already, the combined Company will be a leader in several priority industries and will have a $3 billion-plus of next-generation offerings as well as being very well balanced between GBS, think of that as the application business, and global infrastructure business. Also, critically this combination brings together our organizations' strong alliance partner relationships, which remain crucial to the execution of the combined business model.

Now just a few details on the transaction. As I mentioned, each of CSC and HPE shareholders will each own approximately 50% of the new combined Company and will share in its future synergy realization and operational success. The merger is designed to ensure that the combined Company has a capital structure that is consistent with investment grade credit profile and we plan to close the transaction by March 2017, subject to any regulatory approvals.

We're actively putting together the governance and leadership structure of both companies. As I said, post-closing I will be serving as the Chairman, President and CEO of the new Company. Meg Whitman will serve on its Board of Directors and the new Company's Board appointments will be split 50/50 between directors nominated by CSC and directors nominated by HPE. CSC's CFO, Paul Saleh, will continue in his role after the transaction closes and Mike Nefkens, the current EVP and GM of HPE's Enterprise Services, will be a key part of the leadership team and I will partner and work with him closely on building out the new organization. And other executives and directors will be announced at a later date.

In entering this merger, we're doing so with the firm belief that the potential benefits to our stakeholders, as I said, are significant. In terms of our clients, I would reiterate that the new Company is being created specifically to drive digital transformations for them. The combination will deliver technology independence and global access to top-tier offerings in cloud, mobility, application development modernization, business process services, big data and analytics, IT services workplace and security. For our employees, while it is business as usual for now, there will be an even greater career development and growth opportunities available within the new Company. This is a leap forward in our Company's own transformation, which will enable our people to better innovate, compete and adapt to this ever changing marketplace.

Our current strategic partners will extend their reach and capabilities through the new Company's ability to innovate and compete at scale. As I said, our partners are an integral part of the Company's go-forward strategy. Lastly, investors will have an opportunity for significant value creation as they will benefit from ownership of a new Company with world-class operational and financial profile. The combined Company will have the scale, the innovation and the financial resources to achieve and sustain market leadership and the tax-free transaction is designed for significant value capture of the cost of synergy potential. As I said, this was an overview of this transformational step for CSC and HPE.

In terms of the next steps, our merger and integration planning is well under way and is being led by dedicated teams at both CSC and HP Enterprise and for our stakeholders, as I said, it will be business as usual. Through the pre-closing period, we will maintain our client service and delivery excellence and will be keeping all of our stakeholders informed as we approach major milestones. I think this is an exciting day and exciting step forward in combining two fantastic companies into a new Company with world-class capabilities, scale and fantastic capabilities. I think we'll be uniquely positioned to take the next step in the ongoing transformation and value creation and service delivery for our customers. That's all I was going to cover on the transaction. Again, we can open this up to any questions that you might have during the Q & A.

I am going to turn to the earnings segment of this and as my practice, I'll cover a couple key points and then turn it over -- and develop those a little more detail and turn it over to Paul for a more thorough discussion. Our fourth-quarter non-GAAP EPS from continuing operations was $0.73 and for FY16 our non-GAAP EPS from continuing operations was $2.52. In the fourth quarter, our commercial operating margin was 8.6% and for FY16 it was 9.3%. Revenue in the fourth quarter was up 3% sequentially and down approximately 2% year over year in constant currency.

Our ongoing reinvestment into our offerings is translating into positive momentum across our business units as reflected in our book-to-bill of 1.3x for the quarter. We'll continue to make progress -- or I should say, we continue to make progress toward our revenue crossover as we discussed at our Investor Day, with over 60% year over year revenue growth in our next-generation offerings in the fourth quarter and our next-generation bookings also continue to be very strong in the fourth quarter with a book-to-bill of 2.8x and for FY16, our next-generation revenue grew over 54% year over year.

The fourth point is CSC's recently completed acquisitions of UXC and Xchanging represent a significant step forward for CSC as we enter FY17. These acquisitions advance our strategy of delivering next-generation capabilities to high-value customers in growing markets. Additionally, both UXC and Xchanging offer cost synergies in the second half of FY17. Finally, for FY17 we are targeting revenue to be up in the low-double digits on a constant currency basis, including the contributions of our UXC and Xchanging acquisitions. In our non-GAAP EPS from continuing operations, our target is $2.75 to $3 per share and reflects the exclusion of the amortization of all purchase accounting intangibles. Our goal for free cash flow will be 100% or plus of our net income.

Let me just go into a little more detail on each of those points and then I'll turn it over to Paul. As I said, our fourth-quarter non-GAAP EPS from continuing operations was $0.73, up slightly on a sequential basis. For FY16, non-GAAP EPS from continuing operations was $2.52, up 12% year over year despite our ongoing reinvestment into our business and the continuing impact of a rising US dollar.

In the fourth quarter, commercial operating margin was 8.6%. This was down 260 basis points sequentially and our operating margin was impacted by some strategic choices that we made to strengthen our business. These include our UXC acquisition, which gives us a critical foothold in the mid-market enterprise application area. This was consolidated into our financials in the fourth quarter at a near zero margin and this is the direct result of the conversion of the business from IFRS to US GAAP. Now the good news since our last call is that we now expect approximately $25 million to $45 million of total synergies from both UXC and Xchanging in the second half of FY17, which will help offset this IFRS-to-US-GAAP accounting effect.

The second point is that we made and are making a significant investment in our business process services, or our BPS business. We've established BPS, particularly in our insurance market, as a growing area of market leadership for CSC and have been actively investing in our capabilities and we anticipate significant client traction as a result of providing business process services closely linked to our industry-leading IP and that is driving an investment in building out that platform in anticipation of that demand. In our sustained commitment to developing our next-generation offerings, as we've seen, our strong next-generation revenue and billings growth, these investments are paying off for CSC. Major client wins in the fourth quarter such as AMP in the end-to-end cloud services infrastructure and the UK Metropolitan Police service for MyWorkStyle have been strong confirmations for us of the value we're creating for our clients and for CSC by focusing on these next-generation solutions and as we transition clients to these new solutions, it is often necessary to invest up front to start up these services.

I'd also anticipate the effects of these three trends that I just covered with you. Two persist through the first half of our new fiscal year. In addition, our cost take out got moved a little slower, particularly in Europe in the fourth quarter and we will begin to accelerate that as we move into the second quarter and the second half of our FY17. For FY16, the commercial operating margin was 9.3%. This was essentially flat over -- flat year over year despite some of the investments and other trends that I just covered with you.

Let's move to the second point here, which is in revenue. In the fourth quarter revenue was $1.8 billion which was up over 3% sequentially and down approximately 2% year over year on a constant currency basis. For FY16 revenue was down 6.7% in constant currency. In the fourth quarter, global business services revenue was down 1% year over year in constant currency and up 6% sequentially from the prior quarter and for FY16, GBS was down 3.8% in constant currency. Consulting in the fourth quarter saw a sequential revenue growth of 13%. For the full year, as we've talked about before, consulting was down 9%. IS&S in the fourth quarter saw good sequential revenue growth of 5% and for the full year, IS&S was essentially flat in constant currency.

Application revenue in the fourth quarter was up 4% sequentially and on a full-year basis was down about 4.6%. Big data revenue in the forth quarter continued to grow strongly. It was up 11% sequentially and was up also 20% on a year over year basis. In the fourth quarter, GBS operating margin was 11%. This was down 200 basis points sequentially and as I said for FY16, GBS operating margin was 11.6% and this was down 110 basis points from the prior year. GBS operating margin reflected, as I discussed, the ongoing investments we're making to reposition our business and transition clients into our next-generation BPS solutions as well, as I said, a slower cost take out, particularly in Europe in the fourth quarter.

Global infrastructure in the fourth quarter, revenue was down 3.7% year over year in constant currency and was up slightly sequentially from the prior quarter. For FY16, GIS revenue was down 9.6% in constant currency. While we continue to face the industry headwinds that we've talked about, we are mitigating those effects both with eight of our next-generation offerings to offset the decline in our traditional offerings. In the fourth quarter, GIS operating margin was 6%, up slightly year over year and down sequentially from the third quarter. Part of the quarter-over-quarter trend is due to the typical annual price reductions which impact our fourth quarter as well as the one-off benefit in our third quarter results. For FY16, GIS operating margin was 6.8%. This was up 90 basis points year over year and as we discussed at our Investor Day, we continued to invest into GIS both to grow our next-generation offerings and to flatten the rate of decline in our traditional business, thereby narrowing the gap between the two.

In the fourth quarter, total bookings for the Company were $2.3 billion and represented a book-to-bill of 1.3x. Bookings were particularly strong in the UK and in the European regions in the quarter and insurance, one of our key verticals, saw growth of 45% year over year in its bookings in the fourth quarter. GBS bookings in the fourth quarter were $1.1 billion. This represented a book-to-bill of 1.2. GIS bookings in the fourth quarter were $1.2 billion, which also represented a good book-to-bill of 1.4. Our sustained investment in our sales organization is generating real momentum for our business with these second-half bookings not only up in the fourth quarter but the bookings in the second half of 2016 were up 10% over the same period in 2015 and we added 127 new logos in the fourth quarter, spread amongst all of our regions.

Turning to this crossover point, as we discussed at our Investor Day, in the fourth quarter revenue from our next-generation offerings was up over 60% year over year in constant currency. As I said before, this allowed us to continue narrowing the revenue gap between our growing next-generation offerings and our traditional business, where we continue to flatten the rate of decline and you saw that in the fourth quarter. In FY16, next-generation revenue grew over 54% year over year in constant currency and very much in line with what we talked about at our Investor Day in November.

Let me just touch briefly on a few next-generation highlights. MyWorkStyle, our next-generation virtualized desktop offering, saw its revenue in the fourth quarter up nearly 200% year over year and had a book-to-bill of 10x. Additionally, our cloud business continued to grow well in the fourth quarter with another strong bookings quarter with a book-to-bill of 2x. Our next-generation network offering with our partner AT&T also continued its positive momentum in the fourth quarter, with revenue up over 150% year over year and 21% sequentially and a book-to-bill of 5x. So our total next-gen bookings in the fourth quarter continue to display strong momentum, with a book-to-bill of 2.8x. Much like in our third quarter where we saw our wins growing as well, we continue to invest in the necessary start-up services that we expect to recover as we enter into FY17. We do expect this trend to persist in the first half of FY17 and for FY16, our next-generation bookings grew over 70% for the full year on a year-over-year basis.

Our next-generation momentum is demonstrated, I think, by some very sizeable client wins in the quarter. The UK Metropolitan Police Service made a $200 million-plus commitment to our next-generation end-user solution, MyWorkStyle. The implementation of CSC's MyWorkStyle services and agility hybrid cloud put CSC at the very center of the Metropolitan Police Services transformation journey to a digital world. CSC will refresh, renew and replace a range of their IT devises and services, allowing their staff to conduct their critical work in a much newer, more agile way. In the fourth quarter we also saw another large next-gen digital services win with AMP, a leading wealth management firm in Australia. Once again, CSCs operating in a critical role for a client in the financial services industry and has been mandated to deliver to AMP a set of end-to-end infrastructure capabilities which spans across our workplace offering, our hybrid cloud offerings, and our unified communication and network services, so two very substantial wins for us.

As I've said, and what we've been asked for is a little more detail specifically on the UXC and Xchanging acquisitions. These have been transformational for CSC. We completed our acquisition of UXC in February and we did this for a couple of key reasons. The combination made CSC a key player one of the top players in the Australian IT services marketplace. The UXC allowed CSC to expand our services into the middle market, which complements our scale and strength in larger enterprises and UXC brings to CSC multiple globally known consulting and service integration practices. We're now targeting UXC in FY17, we're targeting revenues of between $410 million and $430 million, which includes the impact of moving UXC from IFRS accounting to US GAAP.

In the beginning of May, we completed the Xchanging acquisition. Again, there were some clear strategic drivers behind us, bringing together our unique strengths at scale with those of Xchanging's. This gives us a leadership position in the global insurance industry in both technology and business process services. In particular, Xchanging's prominence among property and casualty insurers fits well with CSC's historical leadership among life insurance firms. Xchanging's market-leading software suite, which is used by 8 of the 10 top global insurers, is a major addition to our deep portfolio of insurance IP and solutions. And CSC was also able to expand our business process services with the acquisition of Xchanging, which gave us a foothold in the commercial non-life insurance market where Xchanging had significant presence.

We're now targeting Xchanging in year FY17 revenues in the range of $520 million to $540 million. This also includes the impact of moving Xchanging from IFRS to GAAP. And for UXC and Xchanging together we anticipate now realizing between $25 million and $45 million of cost synergies. These will occur in the second half of our fiscal year. I've also announced today that Craig Wilson, the former CEO of Xchanging, will become our new Vice President and General Manager of our UK Ireland and Netherlands region. Craig brings a lot of experience to the table and we are looking forward to having him lead our UK business.

Now beyond these two acquisitions, we also focused in the past quarter on extending CSC's leadership in the ServiceNow ecosystem which we view as a crucial application area as we move forward. As you recall, CSC acquired the number-one ServiceNow integrator in the world, Fruition Partners, and in the first -- that was done in first half of 2016 and we recently integrated UXC's leading ServiceNow business in Australia, which is called UXC Keystone, into our Fruition platform and we just completed this week the acquisition of Europe's leading ServiceNow integrator, Aspediens.

Finally, before I turn this over, and I apologize for the length but there was a lot of information to convey today, we are targeting for next year GBS revenue to be up and GIS revenue to be down in the low-single digits, both on a constant currency basis and inclusive of the contributions of our UXC and Xchanging acquisition. This equates to total revenue being up in the low-double digits on a constant currency basis and we're targeting non-GAAP EPS of $2.75 to $3 and as I said free cash flow of more than 100% of our non-GAAP net income. Now I'd like to turn it over to Paul for any additional detail on our fourth quarter FY16 and our 2017 plan. Paul?

Paul Saleh - Computer Sciences Corporation - CFO

Thank you, Mike, and good evening, everyone. Before I review the fourth quarter and the full year, let me cover some items that are included in our GAAP results. First, in this quarter we had $78 million in pretax expenses, or $0.51 per diluted share. Those were related to separation, restructuring and other transaction activities. Second, we had a non-cash pretax charge of $118 million, or $0.84 per diluted share, and that was related to our annual re-measurement of pension plan assets and liabilities.

Third, we had a pretax charge of $100 million, or $0.46 per diluted share, associated with the retirement of our 6.5% coupon 2018 bonds. Lastly, we had a $14 million, or $0.10 per diluted share, benefit from the adoption of a newly accounting standard for stock-based compensation which was offset by an adjustment to our tax valuation allowances. These items have been excluded from our non-GAAP results for the quarter and the full year.

Let me turn to our fourth-quarter and full-year results. Fourth-quarter revenue was $1.8 billion, down 2.4% year over year in constant currency and on a sequential basis, fourth-quarter revenue grew 3.3%. Sequential growth was driven by higher revenue in BPS and consulting within our GBS segment and our GIS business was also up slightly sequentially. Commercial operating income, adjusted for separation, restructuring and other transaction costs, was $156 million in the quarter. Commercial operating margin on that basis was 8.6%, down 260 basis points from the prior year, reflecting our continued investment in next-generation offering. In addition, the UXC acquisition was a headwind of 30 to 35 basis points to our margin due to the accounting effect of moving UXC from IFRS to US GAAP.

Earnings before interest and taxes adjusted for special items was $123 million and the EBIT margin on that basis was 6.8%, down 110 basis points from a year ago. Our non-GAAP diluted EPS from continuing operation was $0.73, up from a year ago. In the quarter our effective tax rate was 5.5%, reflecting the benefit of our global mix of income on a full-year basis. Booking in the quarter, we're $2.3 billion and overall our book-to-bill was 1.3 times.

For the full year, revenue was $7.1 billion, down 6.7% in constant currency. Commercial operating income, adjusted for separation, restructuring and other transaction costs, was $660 million and adjusted commercial operating margin was 9.3% for the year, which was flat with the prior year. Non-GAAP EPS from continuing operation was $2.52 for the year, which is up 12% from the prior year.

Turning now to our segment results, global business service revenue was $941 million in the fourth quarter, down 1% year over year in constant currency and up 6% sequentially. Adjusted operating income for GBS was $104 million in the quarter. Our operating margin on that basis was 11.1% compared with 16.3% in the prior year, and that reflected the investment in our business process services platform and investment in our new banking JV with HCL. In addition, our margin reflected the impact of lower profitability in our consulting business and the headwind of 60 basis points from the UXC acquisition. Our GBS bookings were $1.1 billion in the quarter for a book-to-bill of 1.2 times. For the full year, GBS revenue was $3.6 billion, operating margins was 11.6% and bookings were $4.3 billion.

Now turning to the global infrastructure services business, revenue was $866 million in the quarter, down 3.7% year over year in constant currency. We're seeing moderation of the decline of our traditional GIS business which was partially offset by strong next-generation growth in cloud and MyWorkStyle. Adjusted GIS operating income was $52 million in the quarter and our operating margin was 6%, up slightly year over year. Booking for GIS were $1.2 billion in the quarter for a book-to-bill of 1.4 times. For the full year, GIS revenue was $3.5 billion, adjusted operating margin was 6.8% and bookings were $4.3 billion.

For the year our free cash flow was $319 million. Our free cash flow was approximately $66 million negative in the quarter but that was reflecting a delay in billings attributable to our migration to a new financial system in the Americas. For the full year, CapEx was $591 million and CapEx in the quarter was $169 million.

For the full year, CSC returned $603 million of capital to our shareholders. $430 million came from dividends, of which $117 million were ordinary dividends and $313 million was a special dividend associated with the separation of CSRA. For the full year, the Company repurchased $173 million in shares. During the fourth quarter, CSC returned $65 million to shareholders consisting of $20 million in dividends and $45 million in repurchases. Cash on hand at the end of the quarter was $1.2 billion and our net debt-to-capital ratio was 31.3% at the end of the year.

In closing, let me review our financial targets for FY17. We're targeting revenue to be up in the low-double digits in constant currency. We're targeting non-GAAP EPS from continuing operations attributable to the parent of $2.75 to $3 and we expect stronger earnings in the second half of the year as synergies related to the UXC and Xchanging acquisitions are realized. Our EPS target assumes a tax rate of approximately 20% for the full year. Our free cash flow target for FY17 is 100% or more of net income. Now I'll hand the call back to the operator for the Q&A session.

QUESTION AND ANSWER

Operator

Thank you.

(Operator Instructions)

At this time, we'll take a question. This will be from Jason Kupferberg with Jefferies.

Jason Kupferberg - Jefferies LLC - Analyst

Thanks, guys. Congratulations on the deal. Pretty interesting. Wanted to just get your initial view on what year-one accretion can look like from HPE inclusive of the -- at least the initial $1 billion of cost synergies?

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

Okay. Paul?

Paul Saleh - Computer Sciences Corporation - CFO

I think we'll give you those numbers a little bit later. We're just right now pointing you to the synergies of the $1 billion in year and $1.5 billion on exiting that first year. The HPE services group will be providing their guidance for the full year.

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

Yes, I think what we will do as we get closer to the actual close, we will obviously do another Investor Day and Analyst Day so we can share what this all looks like as we put it together and get committed to the execution.

Jason Kupferberg - Jefferies LLC - Analyst

Okay. If we look at those cost synergy numbers, our preliminary math is you're looking at a combined overall cost base here of somewhere in the neighborhood of $24 billion or so, when you bring the Company's together. Even at the $1.5 billion number, I think you'd be looking at about 6% or so. It sounds like you're very confident in the $1.5 billion, so could there be some upside here once you get further along with the integration efforts?

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

Yes, I think -- listen, we're very comfortable with the $1.5 billion. We identified that. It's spread across a number of areas, harmonizing policies. We talked about 95 data centers and delivery centers. Obviously that can continue to be consolidated. There's a significant, we think, improvement capability because of the increased scale that we'll have now on a global basis. We're about 50% right shoring so there's some opportunity there. So yes there is significant opportunities and you're right, on a $24 billion cost basis, there's probably room to grow that as well over time.

Jason Kupferberg - Jefferies LLC - Analyst

Lastly, on the FY17 guidance can you clarify how much accretion, if any, is in the non-GAAP EPS from UXC and Xchanging? In other words, excluding the intangibles. Are you assuming a crossover point to positive constant currency organic growth before the end of the fiscal year?

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

Yes, from the GAAP that we talked about at the Investor Day, we saw continued improvement in the fourth quarter on that GAAP. With these acquisitions now, I mean that crossover point will be achieved in the first quarter of this year, so with the full a quarter of UXC and then Xchanging, that crossover point will now occur in the first quarter. If you go back on just a pure organic basis yes, I think that GAAP is going to crossover roughly when we talked about but probably we're not going to talk about it that way.

We will probably talk about it more in total of our next-generation offerings versus the decline in the traditional business but even this quarter you continue to see the flattening out of that decline. We've seen that now for two or three quarters. That continued in the fourth quarter and the continued ramp up of the next-generation revenue streams and the highlight of some of the key wins was very important for us in the fourth quarter.

Jason Kupferberg - Jefferies LLC - Analyst

Thanks.

Operator

We'll move along to Edward Caso with Wells Fargo.

Edward Caso - Wells Fargo Securities, LLC - Analyst

Hi, good evening. I was curious, the legacy EDS had a lot of federal government business and you just spun off to CSRA. Is there a piece of revenue here that you're going to have to spin, because I believe you're committed not to compete in the US federal space?

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

Yes, the way the transaction is structured, we have several options of what to do with that business. It's a good business. We like the business. We liked the business before that's why we spun off CSRA and merged the CSC NPS business with SRA last year. HP has got a very strong, HP Enterprise Services has a very strong business in the federal government and what I'd say is post close, all options, and I underscore the word all options, would be on the table but that decision will be approached and looked at after we close the transaction.

Edward Caso - Wells Fargo Securities, LLC - Analyst

Obviously great book-to-bill again. How much of that is incremental business and how much of that is recompete?

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

I don't know whether I have the exact numbers. Paul, if I remember correctly I think somewhere around 50% of that was new business and 50% of that was recompete business. This quarter was a little stronger on new and that's why I want to be a little careful the number because I just don't have it in front of me but Metropolitan Police, for example, was a completely new incremental win for us. Most of the new logo business that I talked about was also a new business. Paul, do you have any detail on that?

Paul Saleh - Computer Sciences Corporation - CFO

No, Mike. I think --

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

About 50% was incremental new business and the rest was recompetes or extensions of existing contracts.

Edward Caso - Wells Fargo Securities, LLC - Analyst

Great. Thank you.

Operator

David Grossman with Stifel Financial has the next question.

David Grossman - Stifel Nicolaus - Analyst

Thank you. Mike, I think I understand the scale and the cost synergies and the benefits of the merger, but I guess I'm still trying to get my arms around some of the strategic benefits. Perhaps my knowledge of HPE's service business is somewhat dated but as I recall they didn't have a particularly strong professional services organization. I'm just trying to get a better feeling in terms of how the market is shifting and how their native capabilities that they bring to your portfolio, how that really enhances kind of your strategic position in the marketplace.

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

That's a great question. First and foremost, as I said, it brings scale. That's very important. They have made a fair amount of progress over the last two years in terms of dealing with their headwinds. They had many of the same headwinds that we had, traditional clients either moving away from them or contracts that were in a wind-down phase and mode that caused them a significant revenue headwind.

They, too, are seeing those revenue headwinds abate. They have a strong cloud business. They've got a strong cyber business. They have got a strong big data and analytics business. They've got a good applications business. They, too, have made investments in some of these new offerings and that, too, is offsetting the headwinds in their traditional business.

The thing that was amazing to me when we went through all of this is the very little overlap. Of the top 200 clients, there's less than a 15% overlap so that gives us an opportunity to expand our footprint in their customer base and for them to expand their footprint in our customer base. We have agreed to a partnership agreement with HPE, so we will have access to their solutions across their networking and their storage and their server and their software businesses, which will also give us an opportunity to expand the profile.

So global scale is one, reach, lack of overlap, a very solid skill base. This gives us critical mass now of skills in new areas like cloud, cyber, the other business areas that I just mentioned to you. I think most importantly for us as we see more and more clients making a more dramatic shift to this next-generation cloud infrastructure and the modernization and the deployment of new applications, that takes scale and it takes financial commitment. This combination gives us a balance sheet and a financial structure that will allow us to really help measure clients around the world and make that transformation to the digital world.

David Grossman - Stifel Nicolaus - Analyst

Maybe in that context about the balance sheet, since you brought it up, can you help us understand what the balance sheet looks like post -- first of all, post the close of the Xchanging deal, since that probably wasn't in the 3-31 numbers and then what the incremental -- I think you said it was about $2.5 billion of debt plus you have another $1.5 billion of a payment that you're making to them. What should we think about both kind of today, what the balance sheet looks like in terms of leverage and then how much is the increment we need to add post close of this transaction?

Paul Saleh - Computer Sciences Corporation - CFO

I think what you think about is if you add the two Companies together on a pro forma basis, you will have about $7.5 billion in maybe gross debt and net debt of about maybe $5.5 billion or so in net debt. The ratios will be very consistent, as Mike has indicated, with a very -- a investment grade profile.

David Grossman - Stifel Nicolaus - Analyst

And that net debt includes the pension, Paul?

Paul Saleh - Computer Sciences Corporation - CFO

No, the net debt is just the cash position that we would have on the balance sheet. Right now it's about $1 billion. I think probably by the time of close it will be somewhere closer to $2 billion of cash on the balance sheet and most of the capital structure will be very flexible.

David Grossman - Stifel Nicolaus - Analyst

Right, but does the debt number include the pension liability for both Companies?

Paul Saleh - Computer Sciences Corporation - CFO

No, it does not. It will be minimal on both sides. It will be probably less than $1 billion for both.

David Grossman - Stifel Nicolaus - Analyst

Right. How much was the incremental leverage to close Xchanging then, or what did that do to the balance sheet? That was after -- just so we know where you are right now?

Paul Saleh - Computer Sciences Corporation - CFO

Some of it came, I think it would be about $500 million or $600 million more debt indebtedness as a result of that transaction. We had already bought 10% of the stock prior to closing that transaction.

David Grossman - Stifel Nicolaus - Analyst

I got it. Just one last one. What is your FX assumption for this year in your guidance?

Paul Saleh - Computer Sciences Corporation - CFO

Right now we're assuming flat. We don't know exactly what the dollar is going to be doing.

David Grossman - Stifel Nicolaus - Analyst

Okay. So the report in the constant currency would be about the same?

Paul Saleh - Computer Sciences Corporation - CFO

Exactly. That's what we said.

David Grossman - Stifel Nicolaus - Analyst

All right. Okay, guys, thanks very much.

Operator

We'll now take the next question from Keith Bachman, Bank of Montreal.

Keith Bachman - Bank of Montreal - Analyst

Hi, gentlemen. Thanks very much. Mike, I wanted to go back to the cost savings. Originally when EDS was bought, Mark Hurd spent a lot of time taking cost out. Meg's spent the last five-plus years taking incremental cost out. You've obviously been very aggressive with CSC, so when you talk about $1.5 billion on what would be pro forma revenues or $25 billion or $26 billion, that's almost 6%. So are you talking about taking incremental cost out or is this really duplication of overlapping resources?

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

Well, it's a little of both. There is clearly duplication. I mentioned a couple of areas like the data centers and the delivery centers. There's absolutely no question about that. I think there will be obviously some synergies that we can get across the sales forces, the delivery organizations. The other area is real estate. Real estate we think is going to be a significant area of consolidation. And then as I mentioned, procurement. This will allow us to do much more from a global procurement standpoint, support functions, all of those things are built into that synergy road map. These synergies, by the way, don't come all from HPE Enterprise Services. This really is across both organizations.

Keith Bachman - Bank of Montreal - Analyst

Right, okay. If I could just ask one, a bit more. On Xchanging and UXC, how much was the revenue in the quarter? You got a little bit of help, but you mentioned the cost synergies that you think you get from these, I think, $25 million to $50 million or $40 million, but what do you --

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

(Multiple speakers.) That will come largely in the second half of the year FY17. The reason for that is we are taking some actions in Europe and that has a longer period of time. Likewise, with UXC, the time to get those synergies fully captured will be the second half of the year. Just going back on the synergies, we've taken a lot of costs out of CSC over the last couple of years and in some cases, we'll actually be making an investment in some of ours. Some of our support functions will have access to new skills, new capabilities, and allow us to actually invest more. Some of our IT systems, for example. We've made some investments in our financial systems. We'll continue with that. Some of our HR systems and our customer-facing sales force systems. So it's not all about just taking costs out. There will also be an opportunity to reinvest in people and reinvest in some of these critical functions because we now have more scale.

Keith Bachman - Bank of Montreal - Analyst

Right. Well that's a great point, because a lot of times when HP was taking cost out, they would reinvest, so if you have $1.5 billion that you earmark as potential cost savings, is there an amount that you think about that investors at least notionally would see under the bottom line? In other words, would you drop half of that to the bottom line, or 75%, or is any kind of guide post that you can identify how investors should be thinking about that?

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

I really don't have a specific guide post for that. As I said, we've identified the net synergies. We've identified where we think we need to make investments back in our business. When you add that all up, we're quite comfortable with $1 billion in year one and a run rate of $1.5 billion out of exiting the first full year of operations. But yes, we will invest in people, we're going to invest in skills, we're going to continue to invest in our offerings. We've made -- I've talked about this quarter, but we've made a substantial investment in these offerings and they're starting to pay off. We're actually starting to win significant business now as a result of these offerings. This has been a long process over the last two or three years but it's really beginning to pay dividends with these book-to-bills and these significant new wins. The beauty of this is it takes us to the next level of scale, which gives you more maneuverability in terms of these investments while at the same time giving you a significant cost synergy, much of which can be returned to the shareholders and the firm of better operating performance.

Paul Saleh - Computer Sciences Corporation - CFO

Excuse me, I want to build on what Mike said, because the synergies here are so critical. We believe -- we spent quite a bit of time the two teams together, we had over 20 different categories of synergy opportunities and we went one by one to make sure that we understood the opportunities. We then tried to stretch the opportunities to make sure that we felt very comfortable in committing that we could get the $1 billion of in-year synergies and that run rate of $1.5 billion. We looked at our cost structure, we knew -- we looked at the benefit that will come from scale. But also wanted to stress that some of these synergies are also going to come in. They are not necessarily eliminating or consolidating just the real estate or taking advantage of the procurement scale and the like but some of them, as Mike mentioned, are the alignment of some of our standards and our policies across the two Companies. They do things very well in certain areas; we do things very well in other areas and bringing the best of both worlds together, so many of those synergies also come from realignment of similar practices and policies and accelerating also the cost synergies, the cost, excuse me, reductions that we were doing independently. So together, we'll get to where we need to be faster.

Keith Bachman - Bank of Montreal - Analyst

Okay. Thanks, gentlemen, for taking my question.

Neil DeSilva - Computer Sciences Corporation - IR

Let's plan on two last questions, Operator.

Operator

Thank you. We'll move along at this time to Bryan Keane, Deutsche Bank.

Bryan Keane - Deutsche Bank - Analyst

Yes, hi. Just a couple clarifications questions. First on quarter, how much acquisition revenue was in the quarter and was it equally split between GBS and GIS?

Paul Saleh - Computer Sciences Corporation - CFO

I think about $30 million to $40 million.

Bryan Keane - Deutsche Bank - Analyst

$30 million to $40 million?

Paul Saleh - Computer Sciences Corporation - CFO

Yes.

Bryan Keane - Deutsche Bank - Analyst

Was it just in GBS, or was it also in GIS?

Paul Saleh - Computer Sciences Corporation - CFO

No, I think it was actually primarily in the GBS business. A little bit in GIS, maybe about 20% of it.

Bryan Keane - Deutsche Bank - Analyst

That's helpful. On the quarter itself, the street was looking for 9.2% operating margins and you guys did 7.6%, so it's quite a bit lower and you guys had a much lower tax rate than anticipated. Were the investments known or did you guys just take the opportunity with the lower tax rate that you were going to have to lower to invest going forward -- (multiple speakers)

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

Yes, we did. It's a little bit of both. If you look at this, I said probably 30 to 50 basis points. These are rough numbers. I would associate with the fact that we integrated UXC at basically a zero margin. We did make some investments. The most notable one we've been making for the last quarter or so but we increased that was in our BPS platform, because we are expecting to grow that business pretty significantly and that does require an investment in the platform and in the people and in some of the skills that we have supporting that business.

And then we continued to make an investment in some of the offerings. I mentioned a couple MyWorkStyle, what we're continuing to do in our cloud business, and then as we begun to transition some of our clients from a more traditional infrastructure to a hybrid cloud structure, there are some up-front costs that we incur in that transition that we'll recoup as we go through the year. We expect some of these trends to definitely persist through the first half of our new fiscal year. Those were the primary drivers of the 180, 200 basis point of lower margin and they were spread pretty equally across, as I said, UXC, the investment in our BPS platform and our reinvestment in the offerings. The other thing I would say is that we move a little slower than what, in all candor, I had anticipated in some of our cost take-out activities, primarily in Europe.

Bryan Keane - Deutsche Bank - Analyst

You mentioned some lower profitability in some contracts, too, was in the quarter?

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

No, it wasn't lower profitability. It was the transition of some of our clients from our more traditional offerings to our next-generation offerings.

Paul Saleh - Computer Sciences Corporation - CFO

The lower profitability I was referring to was in the consulting business. If you look at it on a year-over-year basis, we saw, just because of the repositioning that we've been making in that business, the profitability was lower on a year-over-year basis even though the revenue was --

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

(Multiple speakers ) The revenue is beginning to come back into that business.

Bryan Keane - Deutsche Bank - Analyst

On the guidance, just so we have it, just thoughts on constant currency without the acquisitions for the two segments, and then tax rate and operating margin?

Paul Saleh - Computer Sciences Corporation - CFO

I think we said actually for the combined entity we were going to be going up low-double digit in constant currency.

Bryan Keane - Deutsche Bank - Analyst

Yes, organic though.

Paul Saleh - Computer Sciences Corporation - CFO

The contribution from those acquisition, again as Mike mentioned, they are more integrated within our business but the assumptions that we're making is that they will add about $1 billion of top-line revenue. In turns of the tax rate, I mentioned in my comment, it would be about 20% for the full year.

Bryan Keane - Deutsche Bank - Analyst

Okay. Last one for me then just on the acquisition. If I look at Enterprise Services, it looked like they did about $19.8 billion in revenue but you guys are talking about $18 billion in revenue, so just trying to reconcile what they did last year versus what you guys will pull forward. Will there be some divestitures or is that just natural drop off of some of the --

Paul Saleh - Computer Sciences Corporation - CFO

No, I think they are keeping two businesses. They are keeping their network services businesses, the CMS, and that's also contributing to the lower comparability to what you were describing.

Bryan Keane - Deutsche Bank - Analyst

Okay. Thanks so much.

Operator

We'll take the final question from Darrin Peller with Barclays.

Darrin Peller - Barclays Capital - Analyst

Thanks, guys. I'm just trying to understand, when I look at the growth inflection you said organically, I think you mentioned before that first quarter you'd see it go positive, obviously with the deals. But again, that's I think just a bit of a follow-on to Brian's question. That's not pro forma organic growth for as if you'd owned the deals last year, though. Is that correct?

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

That's absolutely correct.

Darrin Peller - Barclays Capital - Analyst

Okay, so that inflection you said is back to where we thought it would be from the Investor Day, so perhaps some time during FY17?

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

Yes, yes. The gap has, I mean to be quite straightforward about this, we were looking at several hundred million dollars in gap between the decline in our traditional business and the growth of our next-generation offerings. That's now below $100 million a quarter and that has been narrowing now for almost two years as these new offerings we keep talking about come on stream and we get them installed and we build them with our customers. With the acquisition of UXC and Xchanging, that just accelerates that crossover point to almost exactly what we talked about at the Investor Day. So on a purely organic basis, yes, we expect that gap to continue to close and probably crossover some time the second half of FY17, but with these acquisitions that crossover has been accelerated into the first -- think of it as the first quarter of 2017.

Darrin Peller - Barclays Capital - Analyst

Okay, that's helpful. Now, when we look at the mix of revenue going forward, pro forma for the integration, you have, you said, $26 billion of potential revenue. I know in CSC standalone pre even these deals, you've had about [$700 million to $800 million] of what we call growth revenues, so in the next-gen solution revenues. Can you give us a sense of the type of profile of this revenue mix going forward? I ask only because I know that HPE's services side was obviously declining last year. Just trying to understand how much there is -- are we back to a story where there's pieces of that business that has to be purged like there was in the legacy CSC, but there's a growth inflection coming from part of that combined with what you will have pro forma? How should we think of the mix of that business that's going to be growing versus what potentially is going to have to run off?

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

I think we've -- think of the profile. We've got $3 billion-plus business in next-generation. That is growing on both our side and on the HPE Enterprise Services side. They've got a -- they've got probably roughly -- again, these are rough numbers here, about $8 billion, think of it as GBS type business, so application business, mobility, those kinds of offerings in the marketplace. The balance is more of the traditional IPO, although they too have been transitioning some of their clients to much more of a cloud environment. The profile of the business, our profile around next-generation offerings gets strengthened pretty dramatically with this merger.

Darrin Peller - Barclays Capital - Analyst

The percentage of your total revenue goes up, I guess, in terms of the profile?

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

Right. That's exactly right. And the growth rates go up and as a result -- and as I said, many of the, I won't call them trouble, but run-off contracts that HPE Enterprise Services had, whether that be GM or Bank of America or some others, just like we've had run-off on some of our large contracts, much of that is behind them. They've also had some very significant new wins over the last year or so, which is contributing to their revenue stream, things like Deutsche Bank and Nokia, just to mention a couple, which have added some incremental revenue to their mix.

The other thing is that we will be picking up as part of this is HPE and HPI. Those are outsourced contracts that will now become part of the new Company's profile. When you add that all up, it is a much healthier mix towards the new and growing segments than what we've had. Because of the critical mass, it allows us to recruit people to those platforms more easily, retain people more easily. In short, we've gotten to critical mass, critical mass in these very important emerging segments.

Darrin Peller - Barclays Capital - Analyst

Last question, is it when we look at the pro forma entity even a year out after the deal closes, I mean it may be too early to ask this, but is it an organic growth growing story even if it's just -- anything greater than 0%, I guess, is what I'm trying to figure out?

Mike Lawrie - Computer Sciences Corporation - Chairman & CEO

I think first of all we don't see significant revenue dis-synergies because of the very little overlap as I mentioned before. I want to do a little more work on this before I commit to, is this a 2% growth, 3% growth, what is it? That's all work that we need to do over the ensuing months as we put the integration teams together so we'll have a better handle on that when we get a little closer to closing the transaction.

The big thing here, the big thing here from a short-term value creation is the synergies. There just are not that many opportunities that come along that present this type of synergy opportunity. It reminds me a little bit of where CSC was three or four years ago. It is that type of value-generative opportunity. But at the end of the day, this takes CSC or NewCo or whatever you want to call it, we haven't decided on the name yet, but this really takes us to a different level. It gives us the critical mass. It gives us the skills. It gives us the financial wherewithal to now be able to really control our destiny.

We made these acquisitions we made around Xchanging and UXC and the ServiceNow. These are fantastic, from our point of view, acquisitions and we're bringing great people and skills but they were smaller and as a result, it was a slower process to really get the critical mass in these new areas and offset the decline in the traditional business. This allows us to get to that point and get the scale necessary to compete with anybody, compete with anybody in the market and that's what's so exciting about this. Years ago I've talked about you got to get fit, you got to win more and then you got to take a leadership position. This catapults the commercial business into a leadership position globally, just as our spinoff and merger between NPS and SRA created a leader in the federal government IT space. This is all about creating a leadership position, a new foundation and a new starting point.

Darrin Peller - Barclays Capital - Analyst

Okay, makes sense. Congrats, guys. Thanks.

Neil DeSilva - Computer Sciences Corporation - IR

Thank you, everyone, for being on the call. We will talk to everyone next quarter. Thank you.

Operator

Again, this does conclude today's conference call. Thank you all for your participation.